SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 23, 2008

CUBIST PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-21379	22-3192085
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

65 Hayden Avenue, Lexington, Massachusetts  02421

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:    (781) 860-8660

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry Into a Material Definitive Agreement.

On April 23, 2008, the registrant, Cubist Pharmaceuticals, Inc., a Delaware corporation (“Cubist”), and Dyax Corp., a Delaware corporation (“Dyax”), entered into a License and Collaboration Agreement (the “License Agreement”), pursuant to which Cubist obtained an exclusive license for the development and commercialization of the intravenous formulation of DX-88 for the prevention of blood loss during surgery in North America and Europe.

Pursuant to the terms of the License Agreement, Cubist will pay to Dyax a $15 million upfront payment, an additional $2.5 million milestone payment in 2008 and up to an additional $214 million in clinical, regulatory and sales-based milestone payments.  Cubist also is obligated to pay Dyax tiered, double-digit royalties based on sales of DX-88 by Cubist.  The License Agreement provides an option for Dyax to retain certain US co-promotion rights.  Cubist will be responsible for costs associated with the ongoing DX-88 on-pump cardiothoracic surgery Phase 2 trial, known as Kalahari 1, as well as all further development costs associated with DX-88 in the licensed indications for the Cubist territory.  Dyax retains exclusive rights to DX-88 in all other indications, including its hereditary angioedema program, currently in its second Phase 3 trial, as well as for the manufacturing of DX-88.  Except under certain circumstances, Dyax will supply Cubist with DX-88 for development and commercialization.  The License Agreement may be terminated by Cubist without cause on prior notice to Dyax and by either party in the event of a breach of specified provisions of the License Agreement by the other party.

The foregoing description of the License Agreement contained in this Item 1.01 does not purport to be complete and is qualified in its entirety by reference to the complete text of the License Agreement, which will be filed, with confidential terms redacted, with the SEC as an exhibit to Cubist’s Quarterly Report on Form 10-Q for the period ending on June 30, 2008.

The full text of a April 24, 2008 press release announcing Cubist and Dyax entering into the License Agreement is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)          Exhibits.

99.1	Press Release dated April 24, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CUBIST PHARMACEUTICALS, INC.

By:	/s/ David W. J. McGirr
David W. J. McGirr
Senior Vice President and
Chief Financial Officer

Dated: April 29, 2008